Exhibit 99.1

NATUS MEDICAL ANNOUNCES 2003 THIRD QUARTER FINANCIAL RESULTS

Company reports record quarterly revenue

SAN CARLOS, Calif. (November 12, 2003) – Natus Medical Incorporated (Nasdaq NM: BABY) today announced financial results for the three and nine months ended September 30, 2003.

Natus reported record quarterly revenue for the three months ended September 30, 2003 of $8.0 million, an increase of 17%, compared with revenue of $6.8 million in the third quarter of 2002. The increase in revenue was primarily attributed to incremental revenue from the Neometrics product lines, which were obtained through the acquisition of the assets of Neometrics, Inc. in July 2003.

Historically, Natus has reported revenue in two categories — disposable supplies and medical devices. With the Neometrics acquisition, Natus will report revenue in the categories: “supplies and services” and “devices and systems.” Supplies and services includes revenue from Neometrics’ reagent products and software maintenance agreements, as well as revenue from the sale of Natus’ disposable supplies, including the Nascor product line, and extended service agreements for Natus’ existing devices. Devices and systems includes revenue from the sale of Neometrics’ data management systems, as well as revenue from the sale of Natus’ ALGO, CO-Stat and neoBLUE devices.

Revenue from supplies and services increased 20% to $6.0 million for the three months ended September 30, 2003, compared with $5.0 million in the third quarter of 2002. The increase was primarily attributable to incremental revenue from the Neometrics’ product lines as well as increased sales of ALGO disposable supplies. Revenue from devices and systems increased 12% to $1.9 million for the three months ended September 30, 2003, compared with $1.7 million in the third quarter of 2002. The increase was primarily attributable to incremental revenue from the Neometrics’ product lines, partially offset by a decrease in sales of devices in international markets.

Revenue from U.S. operations increased by 20% to $6.8 million for the three months ended September 30, 2003, compared with $5.7 million in the third quarter of 2002. Revenue from international operations increased to $1.2 million for the three months ended September 30, 2003, an increase of 5% from $1.1 million in the third quarter of 2002.

Gross margin was 55.5% in the three months ended September 30, 2003, compared with 57.4% in the third quarter of 2002. Total operating expenses were $5.5 million for the three months ended September 30, 2003, down $428,000 compared with $6.0 million in the third quarter of 2002. The Company reported a net loss available to common stockholders for the third quarter of 2003 of $969,000, or $0.06 per share, compared with a net loss available to common stockholders of $1.6 million, or $0.10 per share, in the third quarter of 2002.

For the nine months ended September 30, 2003, revenue increased 12% to $21.7 million, from $19.3 million in the nine months ended September 30, 2002. For the nine months ended September 30, 2003, the Company reported a net loss available to common stockholders of $3.1 million, or $0.19 per share, compared with a net loss available to common stockholders of $5.4 million, or $0.34 per share, in the nine months ended September 30, 2002.

As of September 30, 2003, the Company reported cash, cash equivalents and short-term investments of $38.6 million, stockholders’ equity of $52.0 million and working capital of $44.4 million. The Company’s cash position at September 30, 2003 reflected the impact of the acquisition of the assets of Neometrics, Inc.

“While sales of our new Neometrics product lines led the way to record quarterly revenue, we also recognized increased sales from our neoBLUE phototherapy device as well as a modest increase in our core ALGO sales compared with the third quarter last year,” said Tim Johnson, president and chief executive officer of Natus. “Additionally, we reduced expenses by $428,000 on a quarter-over-quarter basis as we continue to benefit from initiatives taken at the end of last year’s third quarter.”

Natus has scheduled an investor conference call to discuss this announcement beginning at 4:45 p.m. Eastern Time today. Individuals interested in listening to the conference call may do so by dialing (888) 802-5257 for domestic callers, or (706) 634-0175 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering pass code 3800246. The live conference call will also be available via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical

Natus Medical Incorporated develops, manufactures and markets proprietary, easy-to-use medical products that assist in the detection, treatment, monitoring and tracking of common disorders in newborns. Headquartered in San Carlos, California, the Company has operations in New York, Oregon, the United Kingdom, and Japan.

Natus’ product lines include: ALGO® Newborn Hearing Screeners, MiniMuffs® Neonatal Noise Attenuators, the CO-Stat® End Tidal Breath Analyzer, neoBLUE™ LED Phototherapy device; Biliband™ Eye Protectors; Oxydome™, Oxypod™, Oxy-Igloo™, and Foldadome™ oxygen hoods; Igloo™ neonatal heatshield; Neometrics™ software products: MSDS™ Metabolic Screening Database System, CMS™ Case Management System, WebEBP™ Web Based Electronic Birth Page, VRS™ Voice Response System, and the Neometrics diagnostic reagent products: Accuwell™ TSH ELISA and Accuwell T4 EIA.

Natus markets and sells its products directly in the U.S. Natus products are currently marketed and sold in 30 other countries outside of the U.S.

As a result of the acquisition of Neometrics on July 2, 2003, and the resultant incremental increase in revenue in the quarter ended September 30, 2003, comparison with revenue in the same period in 2002 may not be meaningful.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions, and strategies of Natus. These forward looking statements include, but are not limited to, our belief that we will continue to benefit from cost-reduction initiatives taken in last year’s third quarter. These statements relate to future events or Natus’ future financial performance or results and involve known and unknown risks, uncertainties and other factors that may cause Natus’ actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. The actual operating results could differ materially due to a number of factors, including the continued growth of demand (or absence of continued growth of demand) for newborn hearing screening equipment, acceptance of Natus’ existing products, the successful development, introduction and widespread market acceptance of Natus’ new products, dependence on our ALGO products for substantially all of our revenue, the successful addition of products to Natus’ established distribution channel, domestic and global economic conditions, competition from other companies, the failure of states or foreign countries to adopt mandates or guidelines requiring screening for the disorders for which Natus’ products screen, the failure of third party payors to provide adequate reimbursement for the use of Natus’ products, adverse changes in Natus’ relationships with its suppliers, reduced revenue as a result of discounts given to organizations representing several end customers for Natus’ products, failure to obtain necessary regulatory clearances or approvals, adverse changes in Natus’ relationships with its distributors, difficulty integrating acquired businesses into our business, performance of newly acquired products and technologies, difficulty and increased expenses relating to foreign operations and product liability and intellectual property disputes or litigation. Natus disclaims any obligation to update information contained in any forward-looking statement.

For additional information and considerations regarding the risks faced by Natus, see Natus’ reports on Forms 10-Q and 10-K filed and to be filed with the Securities and Exchange Commission.

natus®; 70/40®; ALGO®; AABR®; ALGO 1e®; ALGO-1 Plus®; ALGO 2®; ALGO DataBook®; Dri-Prep®; Ear Couplers®; Jelly Button®; Flexicoupler®; Jelly Tab™; MiniMuffs®; CO-Stat®; and neoBLUE™; Neometrics™; Accuwell™; Accuscreen™; CEM™; CMS™; Neocoat™; MSDS™; VRS™; and WebEBP™ are Natus trademarks; Biliband™ Eye Protectors; Oxydome™, Oxypod™, Oxy-Igloo™, and Foldadome™ oxygen hoods; Igloo™ neonatal heatshield are licensed to Natus Medical by Nascor Pty. Ltd.

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NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and equivalents	$8,533	$17,768
Short-term investments	30,105	27,150
Accounts receivable, net of allowance for doubtful accounts of $ 384 in 2003 and $250 in 2002	4,892	5,395
Inventories	5,561	4,560
Prepaid expenses and other current assets	749	663
Total current assets	49,840	55,536

Property and equipment, net	2,525	2,247
Long-term investment	339	334
Deposits and other assets	4,790	1,223
Total assets	$57,494	$59,340

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$2,202	$1,788
Accrued liabilities	2,384	2,460
Deferred revenues	864	405
Total liabilities	5,450	4,653

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $0.001 par value, 120,000,000 shares authorized; shares issued and outstanding: 16,456,574 in 2003 and 16,267,700 in 2002	86,907	86,593
Deferred stock compensation	(57)	(219)
Accumulated deficit	(34,832)	(31,751)
Accumulated other comprehensive income	26	64
Total stockholders’ equity	52,044	54,687

Total liabilities and stockholders’ equity	$57,494	$59,340

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	Sept. 30, 2003	Sept. 30, 2002
Revenue	$7,960	$6,781	$21,684	$19,327
Cost of revenue	3,544	2,886	8,904	8,322
Gross margin	4,416	3,895	12,780	11,005

Operating expenses:
Marketing and selling	3,171	3,411	9,656	10,437
Research and development	996	1,298	2,847	3,594
General and administrative	1,364	1,250	3,847	3,520
Total operating expenses	5,531	5,959	16,350	17,551

Loss from operations	(1,115)	(2,064)	(3,570)	(6,546)

Other income/(expense):
Interest income	34	215	362	715
Interest expense	(4)	(2)	(10)	(7)
Other income, net	117	250	139	456
Total other income/(expense)	147	463	491	1,164

Loss before provision for income tax	(968)	(1,601)	(3,079)	(5,382)

Provision for income tax	(1)	—	(2)	—

Net loss available to common stockholders	$(969)	$(1,601)	$(3,081)	$(5,382)

Basic and diluted net loss per share	$(0.06)	$(0.10)	$(0.19)	$(0.34)

Common shares used in computing basic and diluted net loss per share	16,452	16,085	16,388	15,966